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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                January 27, 1999

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


       New Jersey                      33-85234                     22-2665282
 (State or other juris-              (Commission                  (IRS Employer
diction of incorporation)            File Number)                 Identification
                                                                      Number)


7000 Boulevard East, Guttenberg, New Jersey                              07093
(Address of principal executive office)                               (Zip Code)


Registrant's telephone number including area code-                (201) 854-7777


                                 Not Applicable
         (Former name and former address, as changed since last report)
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ITEM 5.  OTHER ITEMS.

         On January 27, 1999, KTI, Inc., a New Jersey corporation (the "Company" or the "Registrant"), announced that it had purchased all of the stock of each of The AFA Group, Inc., AFA Pallet Group, Inc., Advanced Enterprises Recycling, Inc., Allied Equipment & Sales Corp., Inc., American Supplies Sales Group, Inc., Artic, Inc., Atlantic Transportation Technologies, Inc., Agro Products, Inc., all New Jersey corporations (collectively, the "AFA Group"). As consideration for the stock of the AFA Group, the Company issued 460,000 shares of its common stock. In addition, the former shareholders of the AFA Group will receive additional shares of KTI common stock equal to the increase in the combined net worth of the AFA Group between June 30, 1998 and today. The shares of common stock to be issued will be valued at the average closing sales price per share for the ten trading dates for the period ended on January 26, 1999.

         The AFA Group is based in Newark, New Jersey and is in the businesses of: (a) wood/vegetative waste collection and processing; (b) equipment sales and rentals and (c) pallet recycling. 1998 revenues and 1998 EBITDA are estimated to be approximately $10.5 million and $2.67 million, respectively. The current management of the AFA Group will remain in place.

         The AFA Group has assets of approximately $11.6 million and liabilities of $8.3 million.
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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Exhibits.

Exhibit Number    Description


4.1               Stock for Stock Reorganization Agreement by and among Anthony
                  A. Peterpaul, Frank Peterpaul, Anthony Peterpaul, The AFA Group, Inc., AFA Pallet Group, Inc., Advanced Enterprises Recycling, Inc., Allied Equipment & Sales Corp., Inc., American Supplies Sales Group, Inc., Artic, Inc., Atlantic Transportation Technologies, Inc., Agro Products, Inc. and KTI Recycling of New Jersey, Inc. The schedules to this Exhibit do not contain information which is material to an investment decision. The Company hereby agrees to furnish a copy of any omitted schedule to the Commission upon request.

99.1              News release dated January 27, 1999.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            KTI, Inc.
                                            (the Registrant)



Dated:   January 27, 1999                   By: /s/ Martin J. Sergi
                                                --------------------
                                            Name:    Martin J. Sergi
                                            Title:   President